PENNROCK FINANCIAL SERVICES CORP
                         1060 MAIN STREET
                  BLUE BALL, PENNSYLVANIA  17560

DATE:  January 11, 2001                    FOR IMMEDIATE RELEASE

CONTACT:  Cathy Farmer
          717 393-9776

        PENNROCK FINANCIAL SERVICES ANNOUNCES ACQUISITION

     BLUE BALL, Pa. - PennRock Financial Services Corp. (Nasdaq:
PRFS), owner of Blue Ball National Bank, announced today that it has signed a definitive agreement to acquire The National
Advisory Group, Dresher, Pa.  This acquisition broadens
PennRock's involvement in asset management, retirement plan administration, and financial planning services.

     The National Advisory Group will retain its name and will operate as a wholly owned subsidiary of PennRock Financial Services Corp. The purchase price for the acquisition was not disclosed. The transaction is expected to close in the first quarter of 2001, subject to the receipt of all regulatory approvals and other conditions.

     "In recent years, asset management has become an increasingly important part of the services offered by banks like ours," said Melvin Pankuch, executive vice president and chief executive officer of PennRock. "With The National Advisory Group as part of our financial management team, we will be in a position to offer our clients and banking customers greatly expanded services, not only in asset management, but also in the administration of retirement plans, financial planning, and banking in southeastern Pennsylvania, New Jersey, and Delaware. The acquisition of The National Advisory Group is an important step towards our goal of becoming a fully integrated financial services company."

     Assets under management at Blue Ball National Bank have grown by more than 100 percent during the past three years, reaching about $280 million as of the end of 2000. Pankuch stated, "To this expanding side of our banking business, The National Advisory Group will bring an additional $150 million in assets under management. In addition, The National Advisory Group provides retirement plan administration services to more than 500 corporate programs."

     Pankuch added, "For clients of The National Advisory Group, the acquisition will provide convenient access to traditional banking services and products offered by Blue Ball National Bank. We are enthusiastic about this affiliation between two successful and growing entities because we see so many ways in which the new joint effort can make a broader range of services available to the clients of each organization. And, of course, we also expect that this will lead to expanded opportunities for PennRock as a whole, especially through the generation of increased fee income." At Blue Ball National Bank, he explained, fees for trust and management services reached a record $1.41 million in 2000, an 18 percent increase over those of 1999.

     Established in 1984 and located at Dresher in Montgomery County, Pa., The National Advisory Group is the closely held parent company for four corporations: National Actuarial Consultants, Ltd., which provides consulting, actuarial, and administrative services to numerous retirement and employee benefit plans throughout the mid-Atlantic region; National Financial Advisors, Inc., which offers investment, advisory, and asset management services to retirement plan sponsors and participants and to high-net-worth investors, and also serves as an investment advisor to The Dresher Family of Funds; NFA Brokerage Services, Inc., which is a mutual-funds-only broker dealer; and National Shareholder Services, Inc., which provides transfer agency services for The Dresher Family of Funds. The Dresher Family of Funds is an open-end diversified management investment company (i.e., a mutual fund), which presently consists of two portfolios: The Dresher Comprehensive Growth Fund and The Dresher Classic Retirement Fund.

     The acquiring company, PennRock Financial Services Corp., is a bank holding company with assets of more than $900 million. Its shares, traded on the Nasdaq stock market under the symbol PRFS, are owned by more than 2,600 shareholders across the United States. Its wholly owned subsidiary, Blue Ball National Bank, founded in 1906, delivers financial and related services through its 15 offices situated in Lancaster, Berks, and Chester counties in Pennsylvania. (Additional information on the organization is available at the Web site www.bbnb.com.) The bank recently opened a branch in East Hempfield Township, Lancaster County, and plans on opening two new branches in its marketing area during the next several months.

     "Through the years we at Blue Ball National Bank have worked to develop a reputation as a friendly neighborhood bank," Pankuch said. "We tell our clients and prospective clients, 'Keep your eye on the ball,' because we want them to grow with us into the future. The acquisition of The National Advisory Group should enable us to move even further in this direction."

     This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995 that are based upon PennRock Financial Services Corp.'s current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. Such statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potentially significant risks and uncertainties. Accordingly, actual results may differ materially from those discussed in such forward-looking statements. Factors which might cause such a difference include, but are not limited to, possible changes in legislation or regulations and changes in economic, competitive, and technological conditions which could affect PennRock Financial Services Corp.'s operations, pricing, products, and services.

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